Exhibit 99.1

INLAND RETAIL REAL ESTATE TRUST, INC.

2005 EQUITY AWARD PLAN

SECTION 1.                            Purpose; Definitions.

The purpose of the Inland Retail Real Estate Trust, Inc. 2005 Equity Award Plan (the “Plan”) is to enable Inland Retail Real Estate Trust, Inc. and its subsidiaries (the “Company”) to attract, retain and reward officers, employees and Directors of the Company and its Affiliates (as defined below) by offering them equity or equity-based incentives in the broadest possible manner.

For purposes of the Plan, the following initially capitalized terms shall have the following meanings:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“Award” means any award of Stock Options, Share Appreciation Rights, Restricted Shares, Deferred Shares, Share Purchase Rights, Performance Shares or Other Share-Based Awards under the Plan.  All such Awards that are subject to Section 409A of the Code shall, to the extent possible, be construed to be compliant with such Code Section and any regulations, notices or other pronouncements promulgated thereunder and the Committee shall be authorized to take such actions consistent with this intent.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided by resolution of the Committee: (i) ”Cause” as defined in any Individual Agreement to which the participant is a party; or (ii) if there is no such Individual Agreement or if it does not define “Cause,” “Cause” shall mean: (A) conviction of the participant for committing a felony under federal or state law; (B) dishonesty in the course of fulfilling the participant’s employment duties; (C) willful and deliberate failure on the part of the participant to perform the participant’s employment duties in any material respect; or (D) prior to a Change in Control, any other events or actions as shall be determined by the Committee. The Committee shall, unless otherwise provided in an Individual Agreement with the participant, have the sole discretion to determine whether “Cause” exists for purposes of this Plan, and its determination shall be final.

“Change in Control” has the meaning set forth in Section 13(b) hereof.

“Change in Control Price” has the meaning set forth in Section 13(c) hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Committee” means the compensation committee of the Board consisting of not less than three Directors who meet the “Non-Employee Director” requirements of Section 16(b)-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any other committee authorized by the Board to administer the Plan provided that the members of such committee meet such requirements; and further provided that all of the members of the committee are Independent Directors.

“Company” means Inland Retail Real Estate Trust, Inc., a Maryland corporation, or any successor corporation or entity and its subsidiaries.

“Covered Employee” means a participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the groups of “covered employees,” as defined in regulations promulgated under Code Section 162(m) or any successor statute.

“Deferred Shares” means an award of the right to receive Shares pursuant to Section 8 hereof.

“Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate.

“Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code or any successor section thereto.

“Distribution Equivalent” means the cash, Shares, other Awards or other property equal in value to distribution paid by the Company with respect to a Distribution Equivalent Right.

“Distribution Equivalent Right” has the meaning set forth in Section 10(a) hereof.

“Effective Date” has the meaning set forth in Section 17 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of a given date (in order of applicability): (i) the closing price of a Share on the national securities exchange on which the Shares are then trading on the day immediately prior to such date, or if Shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if Shares are not traded on a national securities exchange but are quoted on Nasdaq or any successor quotation system: (A) the last sale price (if Shares are then listed as a National Market Issue under the NASD National Market System); or (B) if Shares are not then so listed, the mean between the closing representative bid and asked prices for Shares on the day prior to such date as reported by Nasdaq or any successor quotation system; or (iii) if Shares are not publicly traded on a national securities exchange nor quoted on Nasdaq or any successor quotation system, the mean between the closing bid and asked prices for Shares, on the day prior to such date, as determined in good faith by the Committee; or (iv) if Shares are not publicly traded, the fair market value of a share as determined in good faith by the Committee.

“Freestanding Share Appreciation Rights” means Share Appreciation Rights that are granted independently of any Options described in Section 6 herein.

“Incentive Stock Option” means any Stock Option intended to be, that is designated as, and that otherwise qualifies as, an “Incentive Stock Option” within the meaning of Section 422 of the Code or any successor section thereto.

“Independent Director” has the meaning set forth in Section 162(m) of the Code (or any successor section thereto) and the regulations promulgated thereunder.

“Individual Agreement” means an employment or similar agreement between a participant and the Company or an Affiliate.

 “Non-Employee Director” has the meaning set forth under Section 16 of the Exchange Act or any successor section thereto.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Other Share-Based Awards” means an award granted pursuant to Section 11 hereof that is valued, in whole or in part, by reference to, or is otherwise based on, Shares.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

“Performance Share” means an Award under Section 10 of the Plan of a unit valued by reference to a designated number of Shares, which value may be paid to the participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such Performance Objectives during the Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Performance Objectives” shall have the meaning set forth in Section 10 hereof.

“Performance Period” shall have the meaning set forth in Section 10 hereof.

“Plan” means the Inland Retail Real Estate Trust, Inc. 2005 Equity Award Plan, as may be amended, restated or modified from time to time.

“Retirement” means retirement from active employment with the Company or an Affiliate after the age of 60.

“Restricted Shares” means an award of Shares that is granted pursuant to Section 7 hereof and is subject to restrictions.

“Section 16 Participant” means a participant under the Plan who is subject to Section 16 of the Exchange Act or any successor section thereto.

“Share Appreciation Right” means an award of a right to receive an amount from the Company that is granted pursuant to Section 6 hereof.

“Shares” means shares of the Company’s common stock, par value $0.01 per share.

“Stock Option” or “Option” means any option to purchase Shares (including Restricted Shares and Deferred Shares, if the Committee so determines) that is granted pursuant to Section 5 hereof.

“Share Purchase Right” means an award of the right to purchase Shares that is granted pursuant to Section 9 hereof.

“Tandem Share Appreciation Rights” means Share Appreciation Rights that are granted in connection with related Options pursuant to Section 6 herein, the exercise of which shall require forfeiture of the right to purchase Shares under the related Options (and when Shares are purchased under the Options, the Tandem Share Appreciation Rights shall similarly be canceled.)

“The Inland Real Estate Group of Companies” means the marketing name for a group of separate legal entities that are either subsidiaries of the same entity, affiliates of each other, share some common ownership or were previously sponsored by Inland Real Estate Investment Corporation or one of its affiliates.

“Triggering Event” means an event that is considered a Change in Control.

SECTION 2.                            Administration.

The Plan shall be administered by the Committee.  The Committee shall have full power to interpret and administer the Plan and full authority to select the participants to whom Awards will be granted, including the authority to determine the type and amount of any Award to be granted, the consideration, if any, to be paid for any Award, the timing of any Award, the terms and conditions of any Award, and the terms and conditions of any agreements that will be entered into with a participant in connection with any Award. As to the selection of and grant of Awards to participants who are not executive officers of the Company or an Affiliate, or Section 16 Participants, the Committee may delegate its responsibilities to members of the Company’s management in any manner consistent with applicable law.

The Committee shall have the authority to adopt, alter and repeal rules, guidelines and practices governing the Plan as it shall, from time to time, deem necessary, appropriate or advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto); to direct employees of the Company or any of its advisors to prepare any materials or perform any analyses that the Committee deems necessary, appropriate or advisable; and otherwise to supervise the administration of the Plan.

Any interpretation or administration of the Plan by the Committee, and all actions and determinations of the Committee with respect to the Plan, shall be final, binding and conclusive on the Company, its stockholders, Affiliates, all participants in the Plan, their respective legal representatives, successors and assigns, and all persons claiming under or through any of them. No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Plan.

SECTION 3.                            Shares Subject to the Plan.

(a)                                  Aggregate Shares Subject to the Plan. Subject to adjustment as provided in Section 3(c) hereof, the total number of Shares reserved and available for Awards under the Plan is 300,000.  Shares issued under the Plan may be either unauthorized but unissued Shares (subject to a maximum of 300,000 Shares), treasury Shares or any combination thereof.

(b)                                 Forfeiture or Termination of Awards of Shares. If any Shares subject to any Award granted hereunder are forfeited or an Award otherwise terminates or expires without the issuance of Shares (with the exception of the termination of a Tandem Share Appreciation Right upon exercise of a related Option, or the termination of a related Option, upon exercise of the corresponding Tandem Share Appreciation Right), the Shares subject to that Award shall again be available for distribution in connection with future Awards under the Plan as set forth in Section 3(a), unless the participant who had been awarded those forfeited Shares or the expired or terminated Award has theretofore received distributions or other benefits of ownership with respect to those Shares. For purposes of this Section 3(b), a participant shall not be deemed to have received a benefit of ownership with respect to any Shares by the exercise of voting rights, or by the accumulation of distributions that are not realized because of the forfeiture of the Shares or the expiration or termination of the related Award without issuance of the Shares.

(c)                                  Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, share distribution, share split, combination of shares or other change in corporate structure of the Company affecting the Shares, any adjustments necessary to give effect to the change shall be made to the aggregate number of Shares reserved for issuance under the Plan, to the number and option price of Shares subject to outstanding Options, to the number and purchase price of Shares subject to outstanding Share Purchase Rights, to the number of outstanding Share Appreciation Rights, to the number of underlying Shares on which any Distribution Equivalent Rights will be based, and to the number of Shares subject to Restricted Share Awards, Deferred Share Awards and any other outstanding Awards granted under the Plan as may be approved by the Committee, in its sole discretion; provided that the number of Shares subject to any Award shall always be a whole number and any fractional Shares shall be eliminated in the manner determined by the Committee.

(d)                                 Annual Award Limit. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to comply with the Performance-Based Exception, no participant may be granted Stock Options or other Awards under the Plan with respect to an aggregate of more than 30,000 Shares (subject to adjustment as provided in Section 3(c) hereof) during any calendar year.

SECTION 4.                            Eligibility.

Awards may be made from time to time to those officers, employees and Directors who are designated by the Committee, in its sole and exclusive discretion, as participants under the Plan. Eligible participants may include, but shall not be limited to, officers, employees and Directors of the Company and any Affiliate; provided that Stock Options intended to qualify as Incentive Stock Options shall be granted only to participants while actually employed by the Company or an Affiliate. The Committee may grant more than one Award to the same participant. No Award shall be granted to any participant during any period of time that the participant is on a leave of absence. Awards granted to Directors of the Company, which may include members of the Committee, must be ratified by a majority of the Board.

SECTION 5.                            Stock Options.

(a)                                  Grant. Stock Options may be granted alone, in addition to or in tandem with other Awards or cash awards made outside the Plan. The Committee shall determine the participants to whom, and the time or times at which, grants of Stock Options will be made, the number of Shares that may underlie each Stock Option, the date or dates upon which each Stock Option will vest, and the other terms and conditions of the Stock Options in addition to those set forth in Sections 5(b) and 5(c) hereof. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve and shall be either: (i) an Incentive Stock Option; or (ii) a Non-Qualified Stock Option.  Subject to Section 5(c) hereof, the Committee may grant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options to any one participant.

(b)                                 Terms and Conditions. Options granted under the Plan shall be evidenced by an agreement (“Option Agreements”) and shall be subject to the terms and conditions contained therein to the extent not inconsistent with the Plan including:

(i)                                     Exercise Price.  The exercise price per Share issuable under a Non-Qualified Stock Option or an Incentive Stock Option shall be determined by the Committee at the time of grant and shall be not less than 100% of the Fair Market Value of the Shares at the date of grant (or, with respect to an Incentive Stock Option, 110% of the Fair Market Value of the Shares at the date of grant in the case of a participant who at the date of grant owns Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations or entities as determined under Sections 424(d), (e) and (l) of the Code (or any successor sections thereto)).

(ii)                                  Option Term. The term of each Stock Option shall be determined by the Committee and may not exceed ten years from the date the Option is granted (or, with respect to an Incentive Stock Option, five years in the case of a participant who at the date of grant owns

Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations or entities as determined under Sections 424(d), (e) and (l) of the Code (or any successor sections thereto)).

(iii)                               Exercise. Stock Options shall be exercisable at such time or times as determined by the Committee at or after the date of grant; provided, however, that except as provided in Section 5(b)(vi) and Section 14 hereof and unless otherwise determined by the Committee at or after the date of grant, no Stock Option shall be exercisable prior to six months and one day following the date of grant. If any Stock Option is exercisable in installments or only after specified exercise dates, the Committee may waive, in whole or in part, the installment exercise provisions, and may accelerate any exercise date or dates, at any time at or after the date of grant, based on any factor the Committee shall determine in its sole discretion.

(iv)                              Method of Exercise. Subject to any installment exercise provisions that apply with respect to any Stock Option and the provisions of Section 5(b)(iii) hereof, a Stock Option may be exercised by the holder thereof in whole or in part, at any time during the Option period, by giving to the Company written notice of exercise specifying the number of Shares to be purchased.  The notice shall be accompanied by payment in full of the aggregate exercise price of the Shares for which the Option is exercised, in cash, Shares (provided that the Shares which have been tendered must have been held by the participant for at least six months prior to their tender to satisfy the exercise price), check or any other form as the Committee may accept. The value of each Share surrendered or withheld shall be equal to 100% of the Fair Market Value of the Shares on the date the option is exercised.

No Shares shall be issued upon exercise of an Option until full payment of the aggregate exercise price has been received by the Company. Except in connection with the tandem award of Distribution Equivalent Rights, a participant shall not have rights to distributions or any other rights of a stockholder with respect to any Shares underlying an Option unless and until the participant has given written notice of exercise, has paid the aggregate exercise price, has given, if requested, the representation described in Section 16(a) hereof, and the Shares have been issued to the participant.

(v)                                 Non-Transferability of Options. No Stock Option shall be transferable by any participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code or the Employment Retirement Income Security Act of 1974, as amended) except that, if so provided in the Option Agreement, the participant may transfer the Option, other than an Incentive Stock Option, during the participant’s lifetime to one or more members of the participant’s family, to one or more trusts for the benefit of one or more of the participant’s family, to a partnership or partnerships of members of the participant’s family, or to a charitable organization as defined in Section 501(c)(3) of the Code (or any successor section thereto); provided that no consideration is paid for the transfer and the transfer would not result in the loss of any exemption under Rule 16b-3 of the Exchange Act with respect to the Option. The transferee of an Option will be subject to all restrictions, terms and conditions applicable to the Option prior to its transfer, except that the Option will not be further transferable by the transferee other than by will or by the laws of descent and distribution.

(vi)                              Termination of Employment.

(1)                                  Termination by Death. Subject to Sections 5(b)(iii) and 5(c) hereof, if any participant dies while employed by the Company or an Affiliate, then any Stock Option held by that participant may thereafter be exercised for a period of two years (or with respect to an Incentive Stock Option, for a period of one year) from the date of death. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the stated option period of the Option. The balance of any unexercised Stock Option shall be forfeited if not exercised within two years (or one year with respect to Incentive Stock Options) from the date of death.

(2)                                  Termination by Reason of Disability. Subject to Sections 5(b)(iii) and 5(c) hereof, if a participant’s employment with the Company or an Affiliate terminates by reason of Disability, any Stock Option held by the participant shall become immediately and automatically vested and exercisable by the participant or by the participant’s duly authorized legal representative if the participant is unable to exercise the Option as a result of the participant’s Disability, for a period of two years (or with respect to an Incentive Stock Option, for a period of one year) from the date employment is terminated by reason of Disability; and if the participant dies within the two year period (or with respect to an Incentive Stock Option, the one year period), any unexercised Stock Option held by the participant shall thereafter be exercisable by the estate of the participant (acting through its fiduciary) for the duration of the two year period (or one year period in the case of an Incentive Stock Option) from the date employment is terminated by reason of Disability. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the stated option period of the Option. The balance of any unexercised Stock Option shall be forfeited if not exercised within two years (or one year with respect to Incentive Stock Options) from the date that employment is terminated by reason of Disability.

(3)                                  Termination for Cause. Unless otherwise determined by the Committee at or after the time of granting any Stock Option, if a participant’s employment with the Company or an Affiliate terminates for Cause, any unvested Stock Options will be forfeited and terminated immediately upon termination and any vested Stock Options held by the participant shall terminate 30 days after the date employment terminates for Cause. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the stated option period of the Option. The balance of any unexercised Stock Option shall be forfeited if not exercised within 30 days from the date the employment terminates for Cause.

(4)                                  Other Termination. Unless otherwise determined by the Committee at or after the date of grant, if a participant’s employment with the Company or an Affiliate terminates for any reason other than death, Disability, or for Cause, all Stock Options held by the participant shall terminate three months after the date employment terminates. Notwithstanding the foregoing, in no event will any Stock Option be exercisable after the expiration of the stated option period of the Option. The balance of any unexercised Stock Option shall be forfeited if not exercised within three months after the date employment terminates.

(5)                                  Leave of Absence.  A leave of absence granted a participant by the Company or an Affiliate shall not constitute a termination of employment; provided that, in the case of an Incentive Stock Option, a leave of absence of more than 90 days will be viewed as a termination of employment unless continued employment is guaranteed by contract or applicable law.

(c)                                  Incentive Stock Options. Notwithstanding Sections 5(b)(v) and (vi) hereof, an Incentive Stock Option shall be exercisable by (i) a participant’s authorized legal representative (if the participant is unable to exercise the Incentive Stock Option as a result of the participant’s Disability) only if, and to the extent, permitted by Section 422 of the Code (or any successor section thereto) and (ii) by the participant’s estate, in the case of death, or authorized legal representative, in the case of Disability, no later than ten years from the date the Incentive Stock Option was granted (in addition to any other restrictions or limitations that may apply). Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, and no discretion or authority granted under the Plan shall be exercised, so as to disqualify the Plan under Section 422 of the Code (or any successor section thereto) or, without the consent of the participants affected, to disqualify any Incentive Stock Option under Section 422 of the Code (or any successor section thereto).

(d)                                 Buyout Provisions.  The Committee may, at any time, buy out for a payment in cash, Shares, Deferred Shares or Restricted Shares any Option previously granted, based on such terms and conditions as the Committee shall agree in writing with the participant, but no transaction involving a Section 16 Participant shall be structured or effected in a manner that would result in any liability on the part of the participant under Section 16(b) of the Exchange Act (or any successor section thereto) or the rules and regulations promulgated thereunder.

SECTION 6.                            Share Appreciation Rights.

(a)                                  Grant.  Share Appreciation Rights may be either (i) Freestanding Share Appreciation Rights or (ii) Tandem Share Appreciation Rights granted in connection with all or any part of an Option, either concurrently with the grant of the Option or, if the Option is a Non-Qualified Stock Option, by an amendment to the Option at any time thereafter during the term of the Option. Share Appreciation Rights may be exercised in whole or in part at such times and under such conditions as may be specified by the Committee in a separate agreement for the Freestanding Share Appreciation Right or in the participant’s Option Agreement, as the case may be.  The grant price of a Freestanding Share Appreciation Right shall equal the Fair Market Value of a Share on the date of grant of the Share Appreciation Right.  The grant price of a Tandem Share Appreciation Right shall equal the exercise price of the related Option.  Unless the terms of the Share Appreciation Rights grant are outside the scope of Code Section 409A, the terms of the grant agreement shall be consistent with Code Section 409A.

(b)                                 Terms and Conditions for Tandem Share Appreciation Rights. The following terms and conditions will apply to all Tandem Share Appreciation Rights that may be granted in connection with any Option:

(i)                                     Rights.  Tandem Share Appreciation Rights shall entitle the participant, upon exercise of all or any part of the Share Appreciation Right, to surrender to the Company, unexercised, that portion of the underlying Option relating to the same number of Shares as is covered by the Share Appreciation Right (or the portion of the Share Appreciation Right so exercised) and to receive in exchange from the Company specified consideration in an amount equal to the excess of (x) the Fair Market Value on the date of surrender of the Shares covered by the surrendered portion of the underlying Option minus (y) the exercise price of the Shares covered by the surrendered portion of the underlying Option. The Committee may limit the amount that the participant will be entitled to receive upon exercise of any Share Appreciation Right.

(ii)                                  Surrender of Option.  Upon the exercise of a Tandem Share Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, will not thereafter be exercisable. The terms of the underlying Option shall provide a method by which an alternative Fair Market Value of the Shares on the date of surrender shall be calculated based on one of the following: (x) the closing price of the Shares on the national securities exchange on which the Shares are then traded on the business day immediately preceding the date of surrender; (y) the highest closing price of the Shares on the national securities exchange on which the Shares have been traded during the 90 days immediately preceding the Change in Control; or (z) the greater of (x) and (y).

(iii)                               Exercise. In addition to any further conditions upon exercise that may be imposed by the Committee, the Tandem Share Appreciation Rights shall be exercisable only to the extent that the related Option is exercisable, except that in no event will a Share Appreciation Right held by a Section 16 Participant be exercisable within the first six months after it is awarded even though the related Option is or becomes exercisable, and each Share Appreciation Right will expire no later than the date on which the related Option expires. A Tandem Share Appreciation Right may be exercised only at a time when the Fair Market Value of the Shares covered by the Share Appreciation Right exceeds the exercise price of the Shares covered by the underlying Option.

(iv)                              Method of Exercise. Tandem Share Appreciation Rights may be exercised by the participant giving written notice of the exercise to the Company, stating the number of Share Appreciation Rights the participant has elected to exercise and surrendering the portion of the underlying Option relating to the same number of Shares as the number of Share Appreciation Rights elected to be exercised.

(v)                                 Payment. The manner in which the Company’s obligation arising upon the exercise of the Tandem Share Appreciation Right will be paid will be determined by the Committee in its sole discretion and shall be set forth in the participant’s Option Agreement. Except as provided herein, the Committee may provide for payment in Shares, cash, or a fixed combination of Shares and cash, or the Committee may reserve the right to determine the manner of payment at the time the Share Appreciation Right is exercised. Shares issued upon the exercise of a Share Appreciation Right will be valued at their Fair Market Value on the date of exercise.

(c)                                  Terms and Conditions for Freestanding Share Appreciation Rights.  Freestanding Share Appreciation Rights may be exercised upon whatever conditions the Committee, in its sole discretion, imposes upon them and as set forth in the Freestanding Share Appreciation Right agreement.  Upon exercise of a Freestanding Share Appreciation Right, a participant shall be entitled to receive payment from the Company in an amount determined by multiplying the difference between the Fair Market Value of a Share on the date of exercise over the grant price multiplied by the number of Shares to which the Freestanding Share Appreciation Right is exercised.  At the discretion of the Committee, the payment upon Share Appreciation Right exercise may be in cash, shares of equivalent value or in some combination thereof.

SECTION 7.                            Restricted Shares.

(a)                                  Grant. Restricted Shares may be issued alone, in addition to or in tandem with other Awards or cash awards made outside the Plan. The Committee shall determine the participants to whom, and the time or times at which, grants of Restricted Shares will be made, the number of Restricted Shares to be awarded, the price, if any, to be paid for the Restricted Shares, subject to Section 7(b) hereof, the date or dates upon which Restricted Share Awards will vest, the period or periods within which those Restricted Share Awards may be subject to forfeiture, and the other terms and conditions of those Awards in addition to those set forth in Section 7(b) hereof.  The Committee may condition the grant of Restricted Shares in any manner determined by the Committee in its sole discretion.

(b)                                 Terms and Conditions. Restricted Shares awarded under the Plan shall be subject to the terms and conditions determined by the Committee in its sole discretion. A participant who is awarded Restricted Shares shall not have any rights with respect to that Award unless and until the participant has executed an agreement evidencing the Award in the form approved from time to time by the Committee, has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of the Award.  In addition:

(i)                                   The purchase price, if any, for Restricted Shares shall be determined by the Committee at the time of grant.

(ii)                                Awards of Restricted Shares must be accepted by executing a Restricted Share award agreement and paying the price, if any, that is required under Section 7(b)(i) hereof.

(iii)                             Each participant receiving an award of Restricted Shares shall be issued a stock certificate or such appropriate entry made on the stock book records registered in the name of the participant and bearing an appropriate legend referring to the terms, conditions and restrictions applicable to the Award.

(iv)                            The stock certificates evidencing the Restricted Shares be held in custody by the Company until the restrictions lapse, and as a condition of any award of Restricted Shares, the participant shall deliver to the Company a stock power, endorsed in blank, relating to the Shares covered by that Award.

(v)                               Subject to the provisions of this Plan and the Restricted Share award agreement, during a fixed period determined by the Committee commencing with the date of the Award (the “Restriction Period”), the participant shall not sell, transfer, pledge, assign or otherwise encumber the Restricted Shares covered by the Award. The Restriction Period shall not be less than five (5) years in duration (“Minimum Restriction Period”) unless otherwise determined by the Committee at the time of grant (provided that any restrictions may lapse over the course of such five (5) year period in such percentages and at such times as may be determined by the Board in its sole and absolute discretion). Subject to these limitations and the Minimum Restriction Period requirement, the Committee, in its sole discretion, may provide for the lapse of restrictions in installments and may accelerate or waive restrictions, in whole or in part, based on service, performance or such other factors and criteria as the Committee may determine in its sole discretion.

(vi)                            Except as provided in this Sections 7(b)(v) through 7(b)(vii) hereof, the participant shall have, with respect to the Restricted Shares awarded, all of the rights of a stockholder of the Company, including the right to vote the Shares and the right to receive any distributions paid by the Company with respect to the Shares.

(vii)                         All Restricted Shares issued under the Plan (including any Shares received by participants with respect thereto as a result of stock distributions, stock splits or any other form of recapitalization)

shall be subject to restrictions on transfer as deemed necessary by the Committee in its sole discretion.  In order to enforce the restrictions imposed upon any Restricted Shares, the Committee shall cause a legend or legends to be placed on each certificate representing the Shares that are subject to the restrictions.  If a participant makes an election under Section 83(b) of the Code (or any successor section thereto) to be taxed with respect to the Restricted Shares as of the date of transfer of the Shares rather than as of the date or dates upon which the participant would otherwise be taxable under Section 83(a) of the Code (or any successor section thereto), the participant shall deliver a copy of the election to the Company immediately after filing the election with the Internal Revenue Service.

(viii)                      Unless otherwise determined by the Committee at or after the time of granting any Restricted Shares, if a participant’s employment with the Company or an Affiliate terminates by reason of death, any Restricted Shares held by that participant shall thereafter vest subject to any restrictions applicable to the Shares.

(ix)                              Unless otherwise determined by the Committee at or after the time of granting any Restricted Shares, if a participant’s employment with the Company or an Affiliate terminates by reason of Disability, any Restricted Shares held by that participant shall thereafter vest subject to any restrictions applicable to the Shares.

(x)                                 Unless otherwise determined by the Committee at or after the time of granting any Restricted Shares, if a participant’s employment with the Company or any Affiliate terminates for any reason other than death or Disability, the Restricted Shares held by that participant that are unvested or subject to restriction at the time of termination shall thereupon be forfeited.

(c)                                  Minimum Value.  The Committee may provide, in its sole discretion, for a tandem performance-based or other award designed to guarantee a minimum value, payable in cash or Shares, to the recipient of an Award of Restricted Shares, subject to the terms and conditions as may be specified by the Committee.

SECTION 8.                            Deferred Shares.

The Committee may grant awards of Deferred Shares under the Plan.  The Committee shall determine the recipients of, and the terms and conditions governing, any Awards of Deferred Shares granted under the Plan including the length of any deferral period, provided, however, that any award of deferred Shares shall be set forth in an agreement which complies with Code Section 409A.

SECTION 9.                            Share Purchase Rights.

The Committee may grant awards of Share Purchase Rights under the Plan.  The Committee shall determine the recipients of, and the terms and conditions governing Awards of Share Purchase Rights granted under the Plan.  To the extent that a Share Purchase Right is considered non-qualified deferred compensation under Code Section 409A, the award of Share Purchase Rights shall be set forth in an agreement which complies with Code Section 409A.

SECTION 10.                     Performance Shares.

(a)                                  Awards of Performance Shares may be made to certain participants as an incentive for the performance of future services that will contribute materially to the successful operation of the Company.  Awards of Performance Shares may be made either alone, in addition to or in tandem with other Awards granted under the Plan and/or cash payments made outside of the plan.

(b)                                 With respect to Awards of Performance Shares, which may be issued for no consideration or such minimum consideration as is required by applicable law, the Committee shall:

(i)                                   Determine and designate from time to time those participants to whom Awards of Performance Shares are to be made;

(ii)                                Determine the performance period (the “Performance Period”) and/or performance objectives (the “Performance Objectives”) applicable to such Awards;

(iii)                             Determine the form of settlement of a Performance Share; and

(iv)                            Generally determine the terms and conditions of each such Award.  At any date, each Performance Share shall have a value equal to the Fair Market Value.

(c)                                  Performance Periods may overlap, and participants may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.

(d)                                 The Committee shall determine the Performance Objectives of Awards of Performance Shares.  Performance Objectives may vary from participant to participant and between Awards and shall be based upon such performance criteria or combination of factors as the Committee may deem appropriate, including for example, but not limited to, minimum earnings per share or return on equity.  If during the course of a Performance Period there shall occur significant events which the Committee expects to have a substantial effect on the applicable Performance Objectives during such period, the Committee may revise such Performance Objectives.

(e)                                  The Committee shall determine for each participant the number of Performance Shares which shall be paid to the participant if the applicable Performance Objectives are exceeded or met in whole on in part.

(f)                                    If a participant terminates service with the Company during a Performance Period because of death, Disability, Retirement or under other circumstances in which the Committee in its discretion finds that a waiver would be appropriate, that Participant, as determined by the Committee, may be entitled to a payment of Performance Shares at the end of a Performance Period based upon the extent to which the Performance Objectives were satisfied at the end of such period and pro-rated for the portion of the Performance Period during which the Participant was employed by the Company; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Shares in such amount and under such terms and conditions as the Committee deems appropriate or desirable.  If a Participant terminates service with the Company during a Performance Period for any other reason, then such Participant shall not be entitled to any payment with respect to that Performance Period unless the Committee shall otherwise determine.

(g)                                 Each Award of a Performance Share shall be paid in whole shares of Stock, or cash, or a combination of Stock and cash as the Committee shall determine, with payment to be made as soon as practicable after the end of the relevant Performance Period.

(h)                                 The Committee shall have the authority to approve requests by Participants to defer payment of Performance Shares on terms and conditions approved by the Committee and set forth in a written Award agreement between the Participant and the Company entered into in advance of the time of receipt or constructive receipt of payment by the participant.

(i)                                     Notwithstanding anything to the contrary, any Award of Performance Shares under this Section 10 that is considered non-qualified deferred compensation under Code Section 409A shall be set forth in an agreement which complies with Code Section 409A.

SECTION 11.                     Other Share-Based Awards; Interest Equivalents.

(a)                                  Other Share-Based Awards.  The Committee also may grant other awards that are valued, in whole or in part, by reference to, or are otherwise based on, Shares including convertible preferred shares, convertible debentures, exchangeable securities and Distribution Equivalent Rights (as defined below).  The Committee also will have the right, in its sole discretion, to settle any of these other awards in Shares, Restricted Shares or cash.

A distribution equivalent right (“Distribution Equivalent Right”) is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the Shares specified in the Distribution Equivalent Right (or other award to which it relates) if the Shares had been issued to and held by the recipient. A Distribution Equivalent Right may be granted under the Plan to any participant as a component of another Award or as a freestanding award.  Distribution Equivalents credited to the holder of a Distribution Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional Distribution Equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Distribution Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments, in each case as determined in the sole discretion of the Committee. A Distribution Equivalent Right granted as a component of another Award may provide that the Distribution Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, the other Award, and the Distribution Equivalent Right shall expire or be forfeited or annulled under the same conditions as the other Award. A Distribution Equivalent Right granted as a component of another Award may also contain terms and conditions different from the other Award.

(b)                                 Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for the credit of interest equivalents with respect to the cash payment. Interest equivalents may be compounded and shall be paid on the terms and conditions as may be specified by the Committee in connection with the grant of the other Award.

(c)                                  Termination of Employment. Except as may otherwise be provided by the Committee either in an agreement entered into in connection with the Award or in writing after the Award is granted, a participant’s rights in all Distribution Equivalent Rights or interest equivalents (other than any accrued but unpaid Distribution Equivalent Rights or interest equivalents) shall automatically terminate upon the date that a participant’s employment with the Company or an Affiliate terminates for any reason other than death or Disability. Any accrued but unpaid Distribution Equivalent Rights or interest equivalents shall be paid by the Company within three months after the termination of the participant’s employment with the Company or an Affiliate.

(d)                                 Notwithstanding anything to the contrary, any Award under this Section 10 that is considered non-qualified deferred compensation under Code Section 409A shall be set forth in an agreement which complies with Code Section 409A.

SECTION 12.                     Form and Timing of Payment Under Awards; Deferrals.

Subject to the terms of the Plan and any applicable agreement entered into in connection with an Award (as may be amended pursuant to Section 14 hereof), payments to be made by the Company or an Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (compliant with Code Section 409A).  Subject to the terms of the Plan, any applicable agreement entered into in connection with an Award and Code Section 409A if applicable, the settlement of any Award may be accelerated and cash paid in lieu of

Shares.  Installment or deferred payments may be required by the Committee or permitted at the election of the participant on terms and conditions approved by the Committee, provided that such terms and conditions are compliant with Code Section 409A.  Payments may include provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Distribution Equivalents or other amounts in respect of installment or deferred payments denominated in Shares provided that such payments are compliant with Code Section 409A.

SECTION 13.                     Change in Control Provision.

(a)                                  Impact of Event.  In the event of a “Change in Control”:

(i)                                   any Stock Options awarded under the Plan not previously exercisable and vested shall immediately become fully exercisable and vested;

(ii)                                  any Share Appreciation Rights shall become immediately exercisable;

(iii)                               the restrictions applicable to any Restricted Share Awards, Deferred Shares, Share Purchase Rights and Other Share-Based Awards shall lapse and the Shares and Awards shall be deemed fully vested; and

(iv)                              the value of all outstanding Awards, in each case to the extent vested, shall, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control, be cashed out on the basis of the Change in Control Price as of the date the Change in Control is determined to have occurred.

Notwithstanding the provisions of Sections 13(a)(1) through 13(a)(3) hereof, the acceleration of any Award or the lapse of restrictions with respect to Awards granted to any Section 16 Participant that has been held by the participant for less than six months and one day as of the date that the Change in Control is determined to have occurred must be approved by the Committee or the Board.

Definition of Change in Control.  For purposes of this Section 13, a “Change in Control” shall mean “Change in Control” as defined under Code Section 409A and any regulations or notices promulgated thereunder.

Change in Control Price.  For purposes of this Section 13, “Change in Control Price” means the highest price per Share paid in any transaction reported on the national securities exchange on which the Shares are then traded, or paid or offered in any bona fide transaction related to the Change in Control of the Company, at any time during the 60 day period immediately preceding the occurrence of the Change in Control as determined by the Committee in its sole discretion.

SECTION 14.                     Amendments and Termination.

The Board may at any time amend, alter or discontinue the Plan; provided that amending, altering or discontinuing the Plan shall not (i) impair the rights of a participant under an Award previously granted without the participant’s consent or (ii) require stockholder approval under any applicable law or regulation (including any applicable regulation of any national securities exchange on which the Shares are then traded), unless stockholder approval is received. The Company shall seek stockholder approval of any amendments to the Plan required pursuant to Section 162(m) of the Code (or any successor section thereto) or that would materially increase the benefits accruing to participants under the Plan or the number of Shares subject to the Plan so long as approval is required by law or regulation (including any applicable regulation of any national securities exchange on which the Shares are then traded).

The Committee may at any time, in its sole discretion, amend the terms of any Award; provided that no amendment to an Award may: (i) impair the rights of a participant under an Award theretofore granted without the participant’s consent; (ii) make the applicable exemptions provided by Rule 16b-3 under the Exchange Act unavailable to any Section 16 Participant holding the Award without the participant’s consent; or (iii) be deemed to be a “repricing” as defined under Item 402(i)(1) of Regulation S-K.

Subject to the foregoing provisions of this Section 14, the Board shall have all necessary authority to amend the Plan, clarify any provision or to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 15.                     Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  To the extent that an Award is considered non-qualified deferred compensation under Code Section 409A, it shall comply with the provisions of Code Section 409A.  With respect to any payment not yet made to a participant by the Company, nothing contained herein shall give that participant any rights that are greater than those of a general unsecured creditor of the Company.

SECTION 16.                     General Provisions.

(a)                                  The Committee may require each participant acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the participant is acquiring the Shares without a view to distribution thereof. The certificates for any Shares may include any legends that the Committee deems necessary, appropriate or advisable to reflect any restrictions on transfer.  All Shares or other securities delivered under the Plan shall be subject to stop transfer orders and other restrictions as the Committee may deem necessary, appropriate or advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any national securities exchange upon which the Shares are then traded, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificate for any Shares to make appropriate reference to those restrictions.

(b)                                 Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements with respect to its officers, employees or Directors.

(c)                                  Neither the adoption of the Plan, nor its operation, nor any document or agreement describing, implementing or referring to the Plan, or any part thereof, shall confer upon any participant under the Plan any right to continue in the employ, or as a Director, of the Company or an Affiliate, or shall in any way affect the right and power of the Company or an Affiliate to terminate the employment, or service as a Director, of any participant under the Plan at any time with or without assigning a reason therefor, to the same extent as the Company or Affiliate might have done if the Plan had not been adopted.

(d)                                 For purposes of this Plan, a transfer of a participant between the Company and any Affiliate shall not be deemed a termination of employment.

(e)                                  No later than the date as of which an amount first becomes includable in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state or local taxes or other items of any kind required by law to be withheld with respect to that amount. Subject to the following sentence, unless otherwise determined by the Committee, withholding obligations may be settled with Shares, including unrestricted Shares previously owned by the participant or Shares that are part of the Award that gives rise to the withholding requirement. Notwithstanding the foregoing, any right by a Section 16 Participant to elect to settle any tax withholding obligation with Shares that are part of an Award must be set forth in an agreement evidencing that Award or be approved by the Committee in its sole discretion. The obligations of the Company under the Plan shall be conditional on those payments or arrangements and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any taxes from any payment of any kind otherwise payable to the participant.

(f)                                    The actual or deemed reinvestment of distributions or Distribution Equivalents in additional Restricted Shares (or in Deferred Shares or other types of Awards) at the time of any dividend payment shall be permissible only if sufficient Shares are available under Section 3 hereof for reinvestment (after giving effect to the exercise of all Stock Options then outstanding).

(g)                                 The Plan, all Awards made and actions taken hereunder and thereunder and any agreements relating hereto or thereto shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to its conflicts of law principles.

(h)                                 All agreements entered into with participants pursuant to the Plan shall be subject to the terms and conditions of the Plan.

(i)                                     The provisions of Awards need not be the same with respect to each participant.

SECTION 17.                     Shareholder Approval; Effective Date of Plan.

The Plan was adopted by the Board on April 21, 2005, which shall be the Effective Date of the Plan and is subject to approval by the holders of the Company’s outstanding Shares. If the Plan is not so approved within twelve (12) months after the date the Plan was adopted by the Board, the Plan and any Awards granted hereunder in the interim shall be null and void ab initio. However, if the Plan is so approved, no further stockholder approval shall be required with respect to the granting of Awards pursuant to the Plan or any other actions taken by the Board or the Committee hereunder or thereunder.

SECTION 18.                     Term of Plan.

No Award shall be granted pursuant to the Plan on or after April 21, 2015, but Awards granted prior to that date may extend beyond that date.